Tidal ETF Trust N-14

Exhibit 99.14

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-14 of our report dated November 29, 2023, relating to the financial statements and financial highlights of Unusual Whales Subversive Democratic Trading ETF and Unusual Whales Subversive Republican Trading ETF, each a series of Series Portfolios Trust, for the period ended September 30, 2023, and to the references to our firm under the headings “Questions and Answers”, and “Other Service Providers” in the Combined Proxy Statement and Prospectus and “Appendix B - Financial Highlights Of The Target Fund” and “Other Service Providers” in the Statement of Additional Information.

/s/ COHEN & COMPANY, LTD.

COHEN & COMPANY, LTD.

Milwaukee, Wisconsin

August 28, 2024